UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2008

INTEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2200 Mission College Blvd., Santa Clara, California 95054-1549

(Address of principal executive offices) (Zip Code)

(408) 765-8080

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Ruling of the Korea Fair Trade Commission.  The Korea Fair Trade Commission (KFTC) has ruled that Intel Corporation (‘Intel”) has violated Korean antitrust laws on two counts of “abuse of dominance.”  The Commission fined Intel approximately $25.4 million (26 billion Korean won).  Intel representatives have stated that the company is extremely disappointed by the decision of the KFTC and believes that the ruling represents an outcome that will dampen, not enhance, the price competition that has resulted in lower prices for customers and consumers.

The company will review the ruling and it is presently expected that Intel will request a further review from the KFTC and, if it proves necessary, an appeal which will permit a Korean court to review the case in its entirety and reach its own decision in the matter.

U.S. Federal Trade Commission. Attached hereto as Exhibit 99.1 and incorporated by reference herein is a press release of Intel Corporation announcing that Intel has received a subpoena from the United States Federal Trade Commission related to Intel’s business practices with respect to competition in the microprocessor market.

See “Legal Proceedings” in Part I, Item 3 and “Note 21: Contingencies” in Part II, Item 8 of the 2007 Form 10-K and "Legal proceedings" in Part II, Item 1 and "Note 16: Contingencies" in the Notes to Consolidated Condensed Financial Statements of the Q1 2008 Form 10-Q for further information concerning government investigations and lawsuits relating to competition matters.

The information in this report shall be deemed incorporated by reference into any registration statement heretofore or hereafter filed under the Securities Act of 1933, as amended, except to the extent that such information is superseded by information as of a subsequent date that is included in or incorporated by reference into such registration statement. The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)
/s/ Cary I. Klafter
Date: June 6, 2008	Cary I. Klafter Corporate Secretary